IRONWOOD GOLD CORP.
NON-QUALIFIED STOCK OPTION AGREEMENT

     FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Ironwood Gold Corp., a Nevada corporation (the “Company”) hereby grants to Solomon Mayer (the “Option Holder”), the option to purchase shares of the common stock, $0.001 par value per share, of the Company (“Shares”), upon the terms set forth in this stock option agreement (this “Agreement”):

     WHEREAS, the Option Holder has been granted the following award and the following terms reflect the Company’s 2010 Equity Incentive Plan (the “Plan”);

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows.

1.      Defined Terms; Plan.

     Terms used but not defined herein shall have the same meaning ascribed to such terms in the Plan. This Agreement and the grant herein is subject to the terms and conditions herein and the terms and conditions of the applicable provisions of the Plan, the terms of which are incorporated herein by reference.

2.      Grant.

     The Option Holder is hereby granted an option (the “Option”) to purchase 100,000 Shares (the “Option Shares”) pursuant to the Plan. The Option is granted as of September __, 2013 (the “Date of Grant”). This Option shall not be treated as an “incentive stock option” as defined in Section 422 of the Code.

3.      Status of Option Shares.

     The Option Shares shall upon issue rank equally in all respects with the other Shares.

4.      Option Price.

     The purchase price for the Option Shares shall be, except as herein provided, $0.01 per Option Share, hereinafter sometimes referred to as the “Option Price,” payable immediately in full upon the exercise of the Option.

5.      Term of Option.

     The Option may be exercised only during the period (the “Option Period”) set forth in Section 7 below and shall remain exercisable until the tenth anniversary of the Date of Grant. Thereafter, the Option Holder shall cease to have any rights in respect thereof.

6.      Exercisability.

     Subject to the Option Holder’s continued service with the Company, the Option will vest and become exercisable in 20 equal quarterly installments beginning on October 1, 2013, so that the Option will be 100% vested and exercisable after July 1, 2018, as set forth in the following schedule:

	Vesting	Cumulative Vesting
Timeframe from Date of Grant	(Number of	(Number of Option
(Vesting Date)	Option Shares	Shares)
October 1, 2013	5,000	5,000
January 1, 2014	5,000	10,000
April 1, 2014	5,000	15,000
July 1, 2014	5,000	20,000
October 1, 2014	5,000	25,000
January 1, 2015	5,000	30,000
April 1, 2015	5,000	35,000
July 1, 2015	5,000	40,000
October 1, 2015	5,000	45,000
January 1, 2016	5,000	50,000
April 1, 2016	5,000	55,000
July 1, 2016	5,000	60,000
October 1, 2016	5,000	65,000
January 1, 2017	5,000	70,000
April 1, 2017	5,000	75,000
July 1, 2017	5,000	80,000
October 1, 2017	5,000	85,000
January 1, 2018	5,000	90,000
April 1, 2018	5,000	95,000
July 1, 2018	5,000	100,000

7.      Exercise of Option.

     The Option may be exercised for all, or from time to time any part, of the Option Shares for which it is then exercisable. The exercise date shall be the date the Company receives a written notice of exercise signed by the Option Holder, specifying the whole number of Option Shares in respect of which the Option is being exercised, accompanied by (a) full payment for the Option Shares with respect to which the Option is exercised, in a manner acceptable to the Company (which, at the discretion of the Company, shall include a broker assisted exercise arrangement), of the Option Price for the Option Shares for which the Option is being exercised, and (b) payment by the Option Holder of all payroll, withholding, or income taxes incurred in connection with the Option exercise (or arrangements for the collection or payment of such tax satisfactory to the Committee are made). The purchase price for the Shares as to which the Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Option Holder (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that, such Shares have been held by the Option Holder for no less than six months, (iii) partly in cash and partly in such Shares, or (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased. Anything to the contrary herein notwithstanding, the Company shall not be obligated to issue any Option Shares hereunder if the issuance of the Option Shares would violate the provision of any applicable law, in which event the Company shall, as soon as practicable, take whatever action it reasonably can so that the Option Shares may be issued without resulting in such violations of law.

8.      Exercisability Upon Termination of Service by Death or Disability.

     Upon a Termination of Service by reason of death or Disability, the Option may be exercised within 180 days following the date of death or Termination of Service due to Disability (subject to any earlier termination of the Option as provided herein), by the Option Holder (or in the event the Option Holder is legally incompetent, by his legal representative or guardian) in the case of Disability, or in the case of death, by the Option Holder’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but in any case only to the extent the Option Holder was entitled to exercise the Option on the date of his or her Termination of Service by death or Disability. To the extent that the Option Holder was not entitled to exercise the Option at the date of his or her Termination of Service by death or Disability, or if he or she does not exercise the Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate. Notwithstanding anything to the contrary herein, the Committee may at any time and from time to time prior to the termination of the Option, with the consent of the Option Holder, extend the period of time during which the Option Holder may exercise his or her Option following the date of Termination of Service due to death or Disability; provided, however, that the maximum period of time during which the Option shall be exercisable following the date of Termination of Service due to death or Disability shall not exceed the original term of the Option and that notwithstanding any extension of time during which the Option may be exercised, the Option, unless otherwise amended by the Committee, shall only be exercisable to the extent the Option Holder was entitled to exercise the Option on the date of Termination of Service due to death or Disability. Any such extension shall be designed to conform to the requirements of Section 409A of the Code so as to avoid the imposition of the additional income tax.

9.      Effect of Other Termination of Service.

     Upon a Termination of Service for any reason (other than death or Disability), the unexercised Option may thereafter be exercised during the period ending 90 days after the date of such Termination of Service, but only to the extent to which the Option was vested and exercisable at the time of such Termination of Service and the Participant’s unvested and/or unexercisable Options shall be forfeited. Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Option Holder or upon the occurrence of a Termination of Service, accelerate the vesting of unvested Options held by the Option Holder if the Option Holder’s Termination of Service is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company. For purposes of this Agreement, the date of the Option Holder’s Termination of Service shall be the earlier of: (a) the date on which the Option Holder ceases to render actual service to the Company or a Subsidiary of the Company; (b) the date on which the Company, a Subsidiary of the Company or the Option Holder first provides notice of Termination of Service; or (c) the first date of any statutory notice period provided under local law.

10.      Lock Up Agreement.

     The Option Holder agrees that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Option Holder shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Option Holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Option Shares issued pursuant to the exercise of the Option, without the prior written consent of the Company or such underwriters, as the case may be.

11.      Transfer of Shares.

     The Option, the Option Shares, or any interest in either, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities and other laws, and the terms and conditions this Agreement and the Plan.

12.      Expenses of Issuance of Option Shares.

     The issuance of stock certificates upon the exercise of the Option in whole or in part, shall be without charge to the Option Holder. The Company shall pay, and indemnify the Option Holder from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the exercise of the Option in whole or in part or the resulting issuance of the Option Shares.

13.      Withholding.

     No later than the date of transfer of the Shares pursuant to the exercise of the Option granted hereunder (and in any event no later than three days after Option exercise), the Option Holder shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, or local taxes of any kind required by law to be withheld upon the exercise of the Option and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Option Holder, federal, state, and local taxes of any kind required by law to be withheld upon the exercise of the Option.

14.      Consent to Collection, Processing, and Transfer of Personal Data.

     By accepting the Option, the Option Holder voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 14. The Option Holder is not obliged to consent to such collection, use, processing, and transfer of personal data. However, failure to provide the consent may affect the Option Holder’s ability to participate in the Plan. The Company, its Subsidiaries, and the Option Holder’s employer hold certain personal information about the Option Holder, including the Option Holder’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested, or outstanding in the Option Holder’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Option Holder’s participation in the Plan, and the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, or elsewhere throughout the world, such as Canada. The Option Holder hereby authorizes them to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Option Holder’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Option Holder’s behalf to a broker or other third party with whom the Option Holder may elect to deposit any Shares acquired pursuant to the Plan.

15.      Discretionary Nature of the Plan; No Vested Rights.

     By accepting the Option, the Option Holder acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of an award in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an award, the number of Shares subject to an award, and the vesting provisions.

16.      Termination Indemnities.

     The Option Holder’s participation in the Plan is voluntary. The value of the Option Holder’s award under the Plan is an extraordinary item of compensation and is outside the scope of Option Holder’s employment contract, if any, and this award is not part of the Option Holder’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

17.      References.

     References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Option.

18.      Notices.

     Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:	Ironwood Gold Corp.
123 West Nye Ln., Ste. 129
Carson City, Nevada 89706
Attn: Chief Executive Officer

If to the Option Holder:	Solomon Mayer
5008 Old New Utrecht Road
Brooklyn, NY 11204

19.      Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in the State of Nevada without regard to conflict of laws principles.

20.      Entire Agreement.

     This Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.

21.      Counterparts.

     This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Date of Grant.

IRONWOOD GOLD CORP.

By:
Name:
Title:

OPTION HOLDER

By:
Name: